Rule 424(b)(3)
                                            File Nos. 333-82583 and 333-82583-01
PRICING SUPPLEMENT NO.4 DATED July 12, 2000
(To Prospectus Dated June 8, 2000, as Supplemented June 15, 2000)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series I
                   due Nine Months or More from Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                Fixed Rate Notes


Trade Date:                July 12, 2000                     Book Entry:    |x|
Issue Price:               100%                              Certificated:  |_|
Original Issue Date:       July 28, 2000    Principal Amount:       $10,000,000
Stated Maturity Date:      July 28, 2015    Net Proceeds:            $9,775,500
Interest Rate:             8.00%            Specified Currency:    U.S. Dollars


Exchange Rate Agent:       N/A

Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000
Interest Payment Dates: January 28th and July 28th, commencing January 28, 2001 Record Dates: January 13th and July 13th

Redemption:                                               Repayment:

Check  box  opposite  applicable   paragraph:  Check  box  opposite  applicable
paragraph:
|_| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
|X| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
Initial Redemption Date: July 28, 2003 Optional Repayment Dates:
     Initial Redemption Percentage: 100%
     Annual Redemption Percentage Reduction, if any:

Estate Option: Check box if the Estate Option is applicable  |x|

Additional/Other          Terms:  The Notes  may be  redeemed  at any time,  in
                          whole or in part, on or after the Initial  Redemption
                          Date upon 10 business days' notice to the Holder.





         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of May 31, 2000, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $20,273,469 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $9,363,148,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.